Exhibit 99.1

Sun Microsystems Announces Retirement of Chief Financial Officer Steve McGowan at the End of Fiscal 2006; Company Launches Immediate Search for Successor

SANTA CLARA, CALIF. - October 27, 2005 - Sun Microsystems, Inc. (NASDAQ:SUNW) today announced that Steve McGowan, Sun’s chief financial officer (CFO) and executive vice president (EVP) of corporate resources, will retire at the end of fiscal 2006. The company has launched an immediate search to replace McGowan.

“It has been a privilege to work at Sun for the past 14 years and I am proud of the highly capable Finance, Legal, IT and Global Business Services team we have created,” said McGowan. “I am 100 percent committed to working with Sun’s senior management and board of directors to ensure a smooth transition.”

“It’s been an honor to work side-by-side with Steve over the past several years and I am enormously thankful for his many contributions,” said Scott McNealy, chairman and chief executive officer, Sun Microsystems. “While I am very sad to see truly one of the finest CFOs in the industry depart, I am excited for Steve as he begins a new chapter in his life and have the highest degree of confidence in the world-class Finance, Legal, IT and Global Business Services organizations he leaves behind.”

A 14-year Sun veteran, Steve has more than 30 years of finance experience in the computer industry. Prior to taking the role of CFO and EVP of corporate resources, he served as vice president of finance, planning & administration for Sun’s Global Sales Operations organization. In this position, Steve was responsible for the fiduciary and planning functions for the Global Sales Operations organization worldwide, managing finance, IT, workplace resources, leasing, and Sun’s demand and supply functions.

About Sun Microsystems, Inc.

A singular vision—“The Network Is The Computer”—guides Sun in the development of technologies that power the world’s most important markets. Sun’s philosophy of sharing innovation and building communities is at the forefront of the next wave of computing: the Participation Age. Sun can be found in more than 100 countries and on the Web at http://sun.com.

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